EXHIBIT 10.1

NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE OBLIGATIONS HEREUNDER AND THE LIEN AND SECURITY INTEREST GRANTED PURSUANT TO THIS AGREEMENT ARE SUBJECT TO THE PROVISIONS OF THE COLLATERAL AGENCY AND INTERCREDITOR AGREEMENT, DATED AS OF OCTOBER 3, 2008 (AS AMENDED, RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME, THE “INTERCREDITOR AGREEMENT”), BY AND AMONG AMPEX CORPORATION (“AMPEX”), THE SUBSIDIARIES OF AMPEX PARTY THERETO, AS SUBSIDIARY GUARANTORS, HILLSIDE CAPITAL INCORPORATED (“HILLSIDE”) IN ITS CAPACITY AS COLLATERAL AGENT FOR THE FIRST LIEN CLAIMHOLDERS AND SECOND LIEN CLAIMHOLDERS (AS SUCH TERMS ARE DEFINED THEREIN), U.S. BANK NATIONAL ASSOCIATION IN ITS CAPACITY AS INDENTURE TRUSTEE UNDER THE INDENTURE FOR THE 12% SENIOR SECURED NOTES DUE 2009 OF AMPEX, AND HILLSIDE, AS LENDER UNDER THAT CERTAIN CREDIT AGREEMENT, DATED OF OCTOBER 3, 2008 BY AND AMONG AMPEX AND THE SUBSIDIARY GUARANTORS AND CERTAIN OTHER PERSONS PARTY OR THAT MAY BECOME PARTY THERETO FROM TIME TO TIME. IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THE INTERCREDITOR AGREEMENT AND THIS AGREEMENT, THE TERMS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL.

AMENDED AND RESTATED HILLSIDE-AMPEX/SHERBORNE AGREEMENT

This Amended and Restated Hillside-Ampex/Sherborne Agreement (“Agreement”) is made this day of October 3, 2008, by and among (i) Ampex Corporation (“Ampex”) and each other member of the Ampex Group (as hereinafter defined), (ii) Hillside Capital Incorporated and each other member of the Limited Hillside Group (as hereinafter defined) and (iii) Sherborne Holdings Incorporated (“Sherborne”) and each other member of the Sherborne Group (as hereinafter defined).

RECITALS

WHEREAS, Ampex, f/k/a Ampex Incorporated, is the contributing sponsor, within the meaning of 29 U.S.C. Section 1301(a)(13), of the Employees’ Retirement Plan of Ampex Corporation (“Systems Plan”); and

WHEREAS, Ampex Media Holdings Incorporated (“Ampex Media”) is the contributing sponsor, within the meaning of 29 U.S.C. Section 1301(a)(13), of the Ampex Media Corporation Retirement Plan (“Media Plan”) (the Systems Plan and the Media Plan, together, the “Plans”); and

WHEREAS, the Pension Benefit Guaranty Corporation (“PBGC”) asserts that each of the following persons or entities (and each of their subsidiaries) is a member of a Controlled Group (as hereinafter defined) of which Ampex and/or Ampex Media is a member: Ampex Corporation; Xepma I Inc.; Xepma II Inc.; Xepma III Inc.; Xepma IV Inc.; NH Holding Incorporated; Sherborne Group Incorporated; Sherborne Holdings Incorporated; Buffalo Color Corporation; NH Bond Corp.; Newhill Partners, L.P.; Hillside Capital Incorporated; Hillside Industries Incorporated; Hillside Financial Incorporated; Hillside Delaware Incorporated; T. Hillside C. Incorporated; Hillside Newspapers Incorporated; PLK Liquidating Corporation; Plaskon Products International Sales Corporation; Teepak International, Inc.; Teepak, Inc.; Teepak Plastics, Inc.; Teepak Acquisition Corp.; Teepak New Europe; Teepak International II, Inc.; Teepak International, Inc.; Teepak Investments, Inc.; Teepak Nederlands, B.V.; Teepak Produktie, N.V.; Teepak Industries, Inc.; and Bosley, B.V. (collectively, “Asserted Ampex Group”); and

WHEREAS, Hillside Capital Incorporated, Hillside Industries Incorporated; Hillside Financial Incorporated; Hillside Delaware Incorporated; T. Hillside C. Incorporated; Hillside Newspapers Incorporated; PLK Liquidating Corporation; Plaskon Products International Sales Corporation; Teepak International, Inc.; Teepak, Inc.; Teepak Plastics, Inc.; Teepak Acquisition Corp.; Teepak New Europe; Teepak International II, Inc.; Teepak International, Inc.; Teepak Investments, Inc.; Teepak Nederlands, B.V.; Teepak Produktie, N.V.; Teepak Industries, Inc.; and Bosley, B.V assert that they are not, collectively or separately, members of a Controlled Group of which Ampex or Ampex Media is a member; and

WHEREAS, the PBGC asserts that if either or both of the Plans were to terminate under 29 U.S.C. Section 1341 or Section 1342, each entity in the Asserted Ampex Group would be jointly and severally liable as follows: (1) to PBGC for the liability described in 29 U.S.C. Section 1362(b); (2) to the trustee of such terminated Plan(s) for the liability described in 29 U.S.C. Section 1362(c); and (3) to PBGC for the liability described in 29 U.S.C. Sections 1306-07 (collectively, “Pension Obligations”); and

WHEREAS, as of March 1, 1994, the PBGC asserted that in the weeks and months after such date, events or transactions might have occurred, including but not limited to a proposed restructuring of the debt obligations of Ampex (then known as Ampex Incorporated) and the proposed reorganization of NH Holding Incorporated (“NHI”) in its pending Chapter 11 case in the U.S. Bankruptcy Court for the District of Delaware, which could have resulted in one or more of the members of the Asserted Ampex Group ceasing to be a member of a Controlled Group of which Ampex and/or Ampex Media is a member and, therefore, ceasing to have joint and several liability for the Pension Obligations, if any; and

WHEREAS, in view of the possibility that such an event or transaction might have occurred shortly after March 1, 1994, the PBGC considered initiating action to terminate either or both of the Plans under 29 U.S.C. Section 1342(a)(4); and

WHEREAS, the PBGC and the entities in the Asserted Ampex Group entered into an agreement dated March 14, 1994 (the “Interim Agreement”), which provided, inter alia, that if an entity in the Asserted Ampex Group which was a party thereto was a member of a Controlled Group with Ampex and Ampex Media on the date of the Interim Agreement, such member would continue to be treated as a member of such Controlled Group through May 2, 1994 (the “Term of the Interim Agreement”) in order to allow the parties to discuss the possibility of entering into an agreement that would alleviate certain concerns of the PBGC regarding a possible breakup of the Asserted Ampex Group; and

WHEREAS, effective April 21, 1994, May 21, 1994, August 21, 1994, September 21, 1994, October 17, 1994 and November 17, 1994, the parties to the Interim Agreement (including NHI with respect to the April 21, 1994 agreement and otherwise excluding NHI) entered into successive agreements amending and extending the Term of the Interim Agreement, the last such extension being to and including November 22, 1994; and

WHEREAS, effective May 21, 1994, June 27, 1994, August 15, 1994, September 20, 1994, October 19, 1994 and November 17, 1994, NHI and the PBGC entered into agreements parallel to those entered into by the other parties in the Interim Agreement and the successive extensions thereof; and

WHEREAS, the PBGC, and each of the members of the Ampex Group, the Limited Hillside Group and the Sherborne Group have entered into a joint settlement agreement (the “Joint Settlement Agreement”), effective November 22, 1994, which provides, among other things, for the Limited Hillside Group to be contractually obligated to pay certain amounts in connection with the Plans, if such amounts are not paid by any member of the Ampex Group, in consideration of the PBGC’s agreement not to seek involuntary termination of the Plans prior to the date on which the Asserted Ampex Group might be severed; and

WHEREAS, the Hillside Group desires to be reimbursed by the Sherborne Group and the Ampex Group for liabilities it may incur pursuant to the Joint Settlement Agreement referred to above; and

WHEREAS, Ampex, each other member of the Ampex Group, Hillside Capital Incorporated, each other member of the Limited Hillside Group, Sherborne and each other member of the Sherborne Group have entered into a Hillside-Ampex/Sherborne Agreement, dated December 1, 1994, as amended by a First Amendment to Hillside-Ampex/Sherborne Agreement, dated as of November 30, 1995, a Second Amendment to Hillside-Ampex/Sherborne Agreement, dated as of September 13, 2002, a Third Amendment to Hillside-Ampex/Sherborne Agreement, dated as of March 2, 2004, and a Fourth Amendment to Hillside-Ampex/Sherborne Agreement, dated as of June 30, 2004 (as so amended, the “Original Agreement”); and

WHEREAS, Ampex and its U.S. subsidiaries (collectively the “Debtors”) commenced voluntary cases under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States District Court for the Southern District of New York (the “Bankruptcy Court”) and the Debtors have continued to operate their business and manage their property as debtors-in-possession pursuant to Sections 1107 and 1108 of the Bankruptcy Code; and

WHEREAS, by order dated July 31, 2008, the Bankruptcy Court confirmed the “First Modified Third Amended Joint Chapter 11 Plan of Reorganization for Ampex Corporation and its Affiliated Debtors” dated July 31, 2008 (the “Plan of Reorganization”) in accordance with Section 1129 of the Bankruptcy Code; and

WHEREAS, pursuant to the Plan of Reorganization, Ampex, as borrower, and the other Debtors, as guarantors, are entering into a Credit Agreement, dated as of the date hereof, with Hillside Capital Incorporated, as lender; and

WHEREAS, the parties hereto desire to amend and restate the Original Agreement in its entirety, effective as of the date hereof, to read in full as follows:

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein, the receipt, adequacy and sufficiency of which are hereby acknowledged, and intending to be legally bound, each entity in the Ampex Group, the Sherborne Group and the Limited Hillside Group hereby agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.1. Definitions. The following terms shall have the meaning set forth below:

1.01 “Active Trade or Business” shall mean any entity that is actively engaged in a trade or business and in either of the immediately preceding two consecutive fiscal years has had Adjusted Net Income in excess of $5 million or gross revenues in excess of $30 million.

1.02 “Adjusted Net Income” shall mean net income determined before any expense for taxes, interest payments or pension contributions and determined without regard to extraordinary items, noncash restructuring charges, nonrecurring accounting charges due to accounting changes and foreign exchange transactions, each determined in accordance with GAAP.

1.03 “Agreement” shall mean this Amended and Restated Hillside-Ampex/Sherborne Agreement, dated as of October 3, 2008.

1.04 “Ampex” shall mean Ampex Corporation (formerly known as Ampex Incorporated) and any successor thereto.

1.05 “Ampex Group” shall mean Ampex and any domestic subsidiary (whether or not incorporated) under Common Control with Ampex.

1.06 “Annual Contribution” shall mean the amount that must be contributed to a Plan on or prior to the Annual Due Date:

(i) In the case of any Plan Year beginning before January 1, 2008, in order to satisfy the minimum funding standard for the Plan for the Plan Year such that the Plan will be determined not to have an accumulated funding deficiency for such Plan Year within the meaning of section 302(a) of ERISA and section 412(a) of the Code; and

(ii) In the case of any Plan Year beginning after December 31, 2007, in order to satisfy the requirement under section 302(a) of ERISA and section 412(a) of the Code that the employer make contributions to or under the Plan for the Plan Year which, in the aggregate, are not less than the minimum required contribution determined under section 303 of ERISA and section 430 of the Code for the Plan for the Plan Year.

1.07 “Annual Due Date” shall mean the date which is eight and one-half (8 1/2) months after the last day of the applicable Plan Year, or in the event of a change in Applicable Law, the last day of a period after the end of a Plan Year in which contributions to the Plan(s) may be made for that Plan Year under ERISA and the Code.

1.08 “Applicable Law” shall mean all applicable laws, including, without limitation, ERISA, those relating to health, safety, wage and hour, employee benefit plans, the environment, taxes, securities and labor, ordinances, judgments, decrees, injunctions, writs, decisions, and orders of any Government Authority and rules, regulations, orders, interpretations, licenses and permits of any Government Authority.

1.09 “Bankruptcy Code” shall mean 11 U.S.C. Section 101 et. seq.

1.10 “Buffalo Color” shall mean the Buffalo Color Corporation (and its domestic subsidiaries) and any successor thereto.

1.11 “Business Day” shall mean any day excluding Saturday, Sunday and any day which shall be in the City of New York or in the District of Columbia a legal holiday or a day on which banks are authorized or required by law or other governmental action to be closed.

1.12 “Calendar Year” shall mean the 12 calendar month period commencing each January 1.

1.13 “Code” shall mean the Internal Revenue Code of 1986, as amended.

1.14 “Collateral Account” shall mean the account established and maintained pursuant to section 4.3 of the Joint Settlement Agreement.

1.15 “Commences Liquidation” shall mean, with respect to any entity, any action or process by which the entity (i) commences a voluntary liquidation or dissolution, except as part of a merger or consolidation with, or liquidation into another member of its Controlled Group, (ii) applies for or consents to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of all of its property, (iii) makes a general assignment for the benefit of creditors, (iv) commences a voluntary proceeding under the Bankruptcy Code seeking liquidation, (v) files a petition seeking to take advantage of any other law relating to insolvency, winding-up, liquidation or taking any official corporate action for the purpose of effecting any of the foregoing or (vi) fails to controvert in a timely or appropriate manner, or acquiesces in writing to, any involuntary petition filed against it seeking liquidation under the Bankruptcy Code or under Applicable Law.

1.16 “Common Control” shall have the same meaning as defined in section 4001(a)(14)(A) of ERISA and under rules found in 29 C.F.R. §4001.3.

1.17 “Company Distribution” shall mean the payment by an entity in the Sherborne Group, of a dividend, partnership distribution or management fee, or a payment in respect of the redemption of the entity’s stock or partnership interests (including partial redemptions), but shall not include:

(i) Preferred Stock Distributions;

(ii) any such payment by an entity to another member of the same Group;

(iii) any stock dividend consisting of equity securities of the company paying the dividend or any redemption of equity securities out of the proceeds of the substantially contemporaneous sale of equity securities or solely for other equity securities of the redeeming company;

(iv) any management fees paid to Non-Affiliates; or

(v) any payment of compensation or remuneration to an individual. All Company Distributions, other than cash, shall be valued at Fair Market Value on the date of distribution.

1.18 “Controlled Group” shall mean a group of trades or businesses, whether or not incorporated, which are under Common Control with each other.

1.19 “Credit Agreement” shall mean the Credit Agreement, dated as of October 3, 2008, by and among Ampex, the Subsidiary Guarantors (as defined therein) and Hillside.

1.20 “Demand Requirements” shall mean the order of and procedures related to the making of a demand on the members of the Sherborne Group for payment of any Note or other obligation, as set forth in Section 3.1(c).

1.21 “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

1.22 “Fair Market Value” on a specified date shall mean:

(i) with respect to a publicly held security, the closing price at which the security is traded on the stock exchange, if any, on which the security is primarily traded or, if the security is not then traded on a stock exchange, the closing price of the security as reported on the NASDAQ National Market System or, if the security is not then traded on the NASDAQ National Market System, the average of the closing bid and asked prices at which the security is traded on the over-the-counter market, but if no such securities were traded on such date, then on the last previous date on which the security was so traded, or, if none of the above are applicable, the value of the security as established for such date using any reasonable method of valuation;

(ii) with respect to an interest in a partnership or investment trust which is not publicly traded and is not managed or controlled by any party to this Agreement, the most recent value established by the general partner or trustee thereof; and

(iii) with respect to all other property, the value determined by the Board of Directors of the owner of the property, acting in good faith, provided that if Hillside or SGI reasonably objects, in writing, to such valuation within thirty (30) days of its receipt of notice of the valuation, the value of such property shall be established at the owner of the property’s expense by an independent valuator selected by the owner of the property and approved by the objecting party, who is familiar with the type of property to be valued and who shall render a written valuation report to the owner of the property and to the objecting party within sixty (60) days of his engagement and whose findings shall be binding on the parties hereto.

1.23 “Funding Waiver” shall mean a waiver of all or a portion of the minimum funding requirements for a Plan for a Plan Year issued by the Secretary of the Treasury pursuant to section 303 of ERISA and section 412(d) of the Code (in the case of any Plan Year beginning before January 1, 2008) or section 302(c) of ERISA and section 412(c) of the Code (in the case of any Plan Year beginning after December 31, 2007).

1.24 “GAAP” shall mean, at the time of any determination, generally accepted accounting principles in the United States of America as then in effect.

1.25 “Government Authority” shall mean any Federal, state, county, municipal, regional or other government authority, agency, board, body, instrumentality or court.

1.26 “Group” shall mean the Ampex Group, the Hillside Group, the Sherborne Group or the Operating Sherborne Group, as the case may be.

1.27 “Guarantee” shall mean the covenants of the Guarantors described in Section 3.1.

1.28 “Guarantor” shall mean each member of the Ampex Group and the Sherborne Group, other than the Issuer.

1.29 “Hillside” shall mean Hillside Capital Incorporated and any successor thereto.

1.30 “Hillside Group” shall mean, at any time, all entities under Common Control with Hillside.

1.31 “Holder” shall mean the person in whose name a Note or a share of Series A Preferred Stock has been issued or, if a Note or a share of Series A Preferred Stock has been assigned, the assignee of such person.

1.32 “Issuer” shall mean Ampex, unless Ampex has ceased to be a Substantial Entity, in which case “Issuer” shall mean a member of the Ampex Group which is a Substantial Entity, and if more than one such entity exists, the entity with the largest gross revenues for the immediately preceding fiscal year, but if all of the members of the Ampex Group have ceased to be Substantial Entities, then “Issuer” shall mean SGI, unless SGI has ceased to be a Substantial Entity, in which case “Issuer” shall mean a member of the Primary Sherborne Group which is a Substantial Entity, and if more than one such entity exists, the entity with the largest gross revenues for the immediately preceding fiscal year, but if all of the members of the Primary Sherborne Group have ceased to be Substantial Entities, then “Issuer” shall mean a member of the Secondary Sherborne Group which is a Substantial Entity and if more than one such entity exists, the entity with the largest gross revenues for the immediately preceding fiscal year, but if all of the members of the Ampex Group and the Sherborne Group have ceased to be Substantial Entities, then “Issuer” shall mean the member of the Ampex Group or the Sherborne Group with the largest gross revenues for the immediately preceding year.

1.33 “Limited Hillside Group” shall mean Hillside, Hillside Industries Incorporated, Teepak International, Inc., any current or future domestic subsidiary of Teepak International, Inc. and any “Acquired Entity” as such term is defined in section 1.1(a) of the Joint Settlement Agreement.

1.34 “Loan Document” shall mean (i) any document evidencing, governing or securing an existing debt of SGI or Buffalo Color listed on Exhibit B to the Original Agreement, a true and complete copy of which has been furnished to Hillside prior to the date hereof, or any document evidencing, governing or securing an existing debt of Media listed on Exhibit B to the Original Agreement, a true and complete copy of which has been made available to Hillside prior to the date hereof, and (ii) any document which will be entered into after November 22, 1994 which shall evidence debt of Media, SGI or Buffalo Color.

1.35 “Loan Document Limitations” shall mean the terms of, and the covenants contained in, the Loan Documents which would restrict the incurrence of, the seniority of, the assets available for repayment of, or the extent to which an entity could be liable for or prepay, an Obligation; provided, however, that if a member of the Sherborne Group executes (A) any Loan Document relating to any extension or refinancing of any indebtedness existing at November 22, 1994 of any member of the Sherborne Group, (B) any Loan Document relating to any indebtedness incurred after November 22, 1994 by any member of the Sherborne Group, or (C) any amendment or modification of a Loan Document which exists at November 22, 1994, and such document (described in clauses (A), (B) or (C), above) contains any provision which purports (i) to confer on such indebtedness (or any portion thereof) a right of repayment senior to, require any delay in the payment of, or restrict the amount of, the Obligations or (ii) to secure such indebtedness (or any portion thereof) by a lien on any assets of any member of the Sherborne Group which does not also equally and ratably secure the Obligations, then any such term of or covenant contained in such Loan Document shall not be considered a Loan Document Limitation under this Agreement, shall not be enforceable against any holder of any Obligations as such, shall not restrict the assets available for payment of any Obligation and shall not have any effect on the ability of any member of the Sherborne Group to incur or to be liable for any payment or prepayment of any Obligation. Notwithstanding the foregoing, the items described in the following clauses (x), (y) and (z) constitute exceptions to the proviso contained in the first sentence of this subsection 1.35: (x) up to $10 million of indebtedness in the aggregate of one or more members of the Sherborne Group may be secured by liens which do not secure the Obligations, (y) Buffalo Color may incur up to $10 million (less the amount outstanding pursuant to clause (x) above) of indebtedness which, in the event of default, is senior in right of repayment to the Obligations and (z) SGI may incur additional indebtedness up to $8 million secured by liens which do not secure the Obligations so long as such indebtedness is payable to and held by another member of the Sherborne Group.

1.36 “Master Trust” shall mean the Sherborne Group Master Trust and any successor trust or trusts in which Plan assets may be invested.

1.37 “Media” shall mean Ampex Media Holdings Incorporated and/or its subsidiaries and any successors thereto.

1.38 “Media Plan” shall mean the Ampex Media Corporation Retirement Plan.

1.39 “Newhill Partners” shall mean Newhill Partners, L.P. and any successor thereto.

1.40 “NHI” shall mean NH Holding Incorporated.

1.41 “Non-Affiliates” shall mean individuals who, and entities which, are not controlled by or under common control with, and are not part of any group acting in concert which controls, directly or indirectly, the applicable Group, person or entity.

1.42 “Note” shall mean the indebtedness evidenced by promissory notes representing the Tranche A Loan and any Tranche D Loans.

1.43 “Obligations” shall mean the obligations (including future contingent obligations) under this Agreement to the members of the Hillside Group of any one or more members of the Ampex Group and any one or more members of the Sherborne Group.

1.44 “Officer’s Certificate” shall mean a certificate signed by the chief executive officer or chief financial officer of an entity.

1.45 “Operating Sherborne Group” shall mean SGI, Buffalo Color and each other member of the Sherborne Group that is a domestic company primarily engaged in the production or sale of a product or service other than the investment of capital.

1.46 “PBGC” shall mean the Pension Benefit Guaranty Corporation, a United States Government corporation, located at 1200 K Street, N.W., Washington, D.C. 20005, established under section 4002 of ERISA and responsible for the administration of Title IV of ERISA, or any agency that may succeed to the functions exercised by the PBGC.

1.47 “Plan” shall mean the Media Plan or the Systems Plan.

1.48 “Plan Sponsor” with respect to either of the Plans shall mean the contributing sponsor thereof (as defined under section 4001(a)(13)(A) of ERISA) or its successor by merger or consolidation.

1.49 “Plan Year” shall mean the plan year (as such term is used in sections 412 or 430 of the Code) of the Media Plan or the Systems Plan.

1.50 “Preferred Stock Distribution” shall mean any mandatory payment of dividends on preferred stock or any mandatory payment associated with the redemption of preferred stock or warrants or the repurchase of common stock issued upon the conversion of preferred stock or the exercise of warrants, to the extent such preferred stock and warrants were issued for fair value to, and such preferred stock, warrants and common stock are beneficially owned by, Non-Affiliates of the issuing company.

1.51 “Primary Sherborne Group” shall mean SGI, Buffalo Color and their domestic subsidiaries under Common Control other than any member of the Ampex Group, AFC, NHI, Xepma I Inc. and Xepma IV Inc.

1.52 “Quarterly Contribution” shall mean a required quarterly installment payment of the Annual Contribution to a Plan, as determined under section 302(e) of ERISA and section 412(m) of the Code (in the case of any Plan Year beginning before January 1, 2008) or section 303(j)(3) of ERISA and section 430(j)(3) of the Code (in the case of any Plan Year beginning after December 31, 2007).

1.53 “Quarterly Due Date” shall mean the date on which a Quarterly Contribution is due pursuant to section 302(e)(3) of ERISA and section 412(m)(3) of the Code (in the case of any Plan Year beginning before January 1, 2008), or section 303(j)(3) (C) of ERISA and section 430(j)(3)(C) of the Code (in the case of any Plan Year beginning after December 31, 2007).

1.54 “Reporting Entity” shall mean each incorporated and unincorporated member of the Ampex Group and the Sherborne Group.

1.55 “Required Contribution” shall mean at any point in time an amount which must be paid to satisfy the requirement to make an Annual Contribution and/or a Quarterly Contribution, whichever is applicable.

1.56 “Secondary Sherborne Group” shall mean Sherborne, Newhill Partners and their domestic subsidiaries under Common Control at November 22, 1994, other than the members of the Primary Sherborne Group and the Ampex Group, and AFC, NHI, Xepma I Inc. and Xepma IV Inc.

1.57 “Series A Preferred Stock” shall mean the Series A Redeemable Preferred Stock of Ampex.

1.58 “SGI” shall mean Lanesborough Corporation (f/k/a Sherborne Group Incorporated) or any successor thereto.

1.59 “Sherborne” shall mean Sherborne Holdings Incorporated and any successor thereto.

1.60 “Sherborne Group” shall mean all of the entities which are members of either the Primary Sherborne Group or the Secondary Sherborne Group.

1.61 “Standard Termination” shall mean the termination of a Plan in accordance with section 4041(b) of ERISA.

1.62 “Substantial Entity” shall mean an entity which is an Active Trade or Business and which has not Commenced Liquidation.

1.63 “Systems Plan” shall mean the Employees’ Retirement Plan of Ampex Corporation.

1.64 “Termination Contribution” shall mean a contribution to a Plan in an amount which enables the Plan to be terminated in a Standard Termination.

1.65 “Termination Liability” shall mean the amount payable by a member of the Limited Hillside Group under Article V of the Joint Settlement Agreement with respect to the termination of one or both Plans.

1.66 “Tranche A Loan” shall mean the Tranche A Loan as defined in the Credit Agreement.

1.67 “Tranche D Availability” shall mean, at any time, the positive difference, if any, between $25,000,000 and the aggregate principal amount of all loans outstanding pursuant to the Credit Agreement at that time.

1.68 “Tranche D Loan” shall mean a Tranche D Loan as defined in the Credit Agreement.

Section 1.2. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

Section 1.3. Terms Generally. The definitions in this Agreement shall apply equally to both the singular and plural forms of the terms defined.

Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All the agreements or instruments defined in this Agreement shall mean such agreements or instruments as the same may from time to time be supplemented or amended or the terms thereof waived or modified to the extent permitted by, and in accordance with, the terms hereof and thereof. All references herein to Articles, Sections and Exhibits shall be deemed references to Articles and Sections of, and Exhibits to, this Agreement unless the context shall otherwise require. The words “herein”, “hereof”, “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision unless clearly stated otherwise.

Section 1.4. References to Statutes. All references to Federal statutes and regulations refer to the provisions of the statute or regulation as of the date hereof, and to any modification and successor provision thereof after the effective date of any amendment, renumbering or other modification thereto occurring after the date hereof.

ARTICLE II.

LIABILITY FOR PLANS; REPAYMENT TO HILLSIDE

Section 2.1. Primary Liability for the Plans. Ampex and each member of the Ampex Group acknowledges and agrees that pursuant to the provisions of ERISA, the Code, the Joint Settlement Agreement and this Agreement they are and shall be jointly and severally primarily liable for Required Contributions to, and Termination Liability for, the Plans. Ampex and each member of the Ampex Group shall make such Required Contributions to the Plans as and when due from sources other than the members of the Hillside Group and the Sherborne Group, including, but not limited to, their available cash and cash equivalents, and shall make all commercially reasonable efforts to obtain the funds necessary to satisfy such obligations from sources other than the members of the Hillside Group and the Sherborne Group.

Section 2.2. Termination Liability and Termination Notes.

(a) If the PBGC involuntarily terminates one or both Plans after the date hereof, other than for a willful breach by any member of the Limited Hillside Group of the Joint Settlement Agreement, and as a result thereof any member of the Limited Hillside Group incurs Termination Liability with respect to either Plan and makes a required payment on account thereof, each member of the Ampex Group and the Sherborne Group shall be jointly and severally liable to Hillside or such other member of the Limited Hillside Group which made the payment for the immediate repayment of the amount of any Termination Liability.

(b) If the PBGC involuntarily terminates one or both Plans after the date hereof on account of a willful breach by a member of the Limited Hillside Group of the Joint Settlement Agreement, and as a result thereof any member of the Limited Hillside Group incurs Termination Liability with respect to either Plan and makes a required payment on account thereof, each member of the Ampex Group and the Sherborne Group shall be jointly and severally liable to Hillside or such other member of the Limited Hillside Group which made the payment for repayment of the amount of such Termination Liability, subject to the provisions of subsection (d).

(c) At Hillside’s request, prior to the termination of the Joint Settlement Agreement Ampex or such other member of the Ampex Group which may be the Plan Sponsor shall terminate the Systems Plan and/or the Media Plan under a Standard Termination. If Hillside requests that a Plan be terminated and no member of the Ampex Group or the Sherborne Group makes the Termination Contribution, Hillside or another member of the Limited Hillside Group shall make the contribution and each member of the Ampex Group and the Sherborne Group shall be jointly and severally liable to Hillside or such other member of the Limited Hillside Group which made the contribution for the amount of the Termination Contribution, subject to the provisions of subsection (d);

(d) With respect to any termination of one or both Plans under circumstances covered by subsections (b) or (c), the repayment obligation shall be evidenced by a (i) Tranche D Note, (ii) shares of Series A Preferred Stock or (iii) a combination thereof which shall be issued by Ampex to Hillside or such other member of the Limited Hillside Group which made payment of the Termination Liability or the Termination Contribution, in the full amount of the Termination Liability payment or the Termination Contribution, as the case may be, in accordance with the provisions of Section 2.3.

(e) One or more members of the Ampex Group and/or the Sherborne Group, as and to the extent set forth below in clauses (i)-(vi), shall be jointly and severally liable to Hillside, subject to the Demand Requirements, for an amount equal to the full amount of the potential Termination Liability for the Plans (as determined under the Joint Settlement Agreement as if the Plans had then terminated), whether or not any obligation to Hillside or any member of the Limited Hillside Group otherwise exists at the time, in the event any of the following events or circumstances shall have occurred without the written consent of Hillside, which consent shall not be unreasonably withheld, and shall have continued unremedied for more than thirty (30) days:

(i) as to each member of the Sherborne Group, if Buffalo Color sells substantially all of its assets to a Non-Affiliate and does not retain unencumbered, or reinvest in a new Active Trade or Business within one year after the date of such sale, at least eighty percent (80%) of the net cash proceeds from the sale;

(ii) as to each member of the Ampex Group and the Sherborne Group, if any member of the Ampex Group Commences Liquidation;

(iii) as to each member of the Sherborne Group, if any member of the Secondary Sherborne Group Commences Liquidation;

(iv) as to each member of the Primary Sherborne Group, if SGI or Buffalo Color Commences Liquidation;

(v) as to each member of the Sherborne Group, if any member of the Sherborne Group makes a Company Distribution in excess of the amounts permitted under Section 4.3; or

(vi) as to each member of the Ampex Group and the Sherborne Group, if Ampex (or another Plan Sponsor which is a member of the Ampex Group) initiates a distress termination of either Plan (in which case the obligation shall be an amount equal to the Termination Liability related to the terminated Plan as determined under the Joint Settlement Agreement).

Notwithstanding the foregoing, any member of the Ampex Group or the Sherborne Group may at any time avoid such liability to Hillside for the amount of the Termination Liability with respect to a Plan by making a Termination Contribution to such Plan.

(f) For purposes of this Section 2.2, (i) all liabilities of any member of the Sherborne Group under subsections (a), (b), (c) or (e) shall be subordinated to any claim of the PBGC against members of the Sherborne Group for Termination Liability to the extent provided in the Joint Settlement Agreement, (ii) all liabilities of members of the Ampex Group and/or the Sherborne Group under subsections (a), (b), (c) and (e) are subject to the limitations set forth in Section 3.1(d) to the extent applicable to such Group member and (iii) all liabilities of members of the Ampex Group and/or the Sherborne Group under subsection (a), (b), (c) and (e) are subject to the Demand Requirements.

Section 2.3. Issuance of Notes and Series A Preferred Stock. If any member of the Hillside Group makes a Required Contribution to a Plan, incurs Termination Liability with respect to a Plan and makes a required payment on account thereof or makes the Termination Contribution to a Plan, each member of the Ampex Group and each member of the Sherborne Group shall be jointly and severally liable to Hillside or the member of the Hillside Group which made such contribution or payment, subject to the provisions of this Agreement. To evidence such liability, Ampex will promptly issue to Hillside or its designee (i) a promissory note evidencing the portion of such liability consisting of a Tranche D Loan (which portion shall be equal to the lesser of (x) the aggregate amount of such liability and (y) the Tranche D Availability) and (ii) in the event and to the extent that the amount of such liability exceeds the principal amount of such Tranche D Loan, a number of shares of Series A Preferred Stock equal to the quotient obtained by dividing the amount of such excess by $10,000.00.

Section 2.4. Deemed Payments. Any amount of a Tranche D Loan loaned by a member of the Hillside Group to a member of the Ampex Group and any amount transferred from the Collateral Account to a Plan shall be deemed to be an amount paid by a member of the Hillside Group to a Plan for all purposes under this Agreement.

ARTICLE III.

GUARANTEED OBLIGATIONS

Section 3.1. Guarantee.

(a) It is understood and agreed that the members of the Ampex Group are guaranteeing, on a joint and several basis, to each Holder of a Note delivered by Ampex (i) the due and punctual payment of the principal of and interest on such Note, when and as the same shall become due and payable, whether at maturity, by acceleration or otherwise, the due and punctual payment of interest on the overdue principal and interest, if any, of or on the Notes, to the extent lawful, and the due and punctual performance of all other obligations of Ampex to the Holders, all in accordance with the terms of such Notes and of this Agreement, and (ii) in the case of any extension of time of payment or renewal of any Notes, that the same will be promptly paid in full when due in accordance with the terms of the extension or renewal, at maturity, by acceleration or otherwise pursuant to Article III of the Credit Agreement. Subject to the provisions of this Article III, each member of the Sherborne Group hereby unconditionally guarantees, on a joint and several basis, to each Holder of a Note delivered by Ampex (i) the due and punctual payment of the principal of and interest on such Note, when and as the same shall become due and payable, whether at maturity, by acceleration or otherwise, the due and punctual payment of interest on the overdue principal and interest, if any, of or on the Notes, to the extent lawful, and the due and punctual performance of all other obligations of Ampex to the Holders, all in accordance with the terms of such Notes and of this Agreement, and (ii) in the case of any extension of time of payment or renewal of any Notes, that the same will be promptly paid in full when due in accordance with the terms of the extension or renewal, at maturity, by acceleration or otherwise.

(b) Subject to the provisions of this Article III, each Guarantor hereby unconditionally guarantees, on a joint and several basis, to each Holder of a share of Series A Preferred Stock issued by Ampex pursuant to Section 2.3 the due and punctual payment of all accrued but unpaid dividends and other amounts payable to such Holder, when and as the same shall become due and payable, and the due and punctual performance of all other obligations of Ampex to the Holders, all in accordance with the terms of such Series A Preferred Stock and of this Agreement.

(c) Any demand for payment on any Guarantee shall be made first to the members of the Primary Sherborne Group, and if no member of such Group makes full payment hereunder within thirty (30) days after demand therefor, such payment shall be made by a member of the Secondary Sherborne Group promptly upon demand therefor by the Holder of the related Notes and/or share of Series A Preferred Stock. In all other respects, but subject to the provisions of subsection (e), the Guarantors hereby agree that their obligations hereunder shall be absolute and unconditional, irrespective of and unaffected by any invalidity, irregularity or unenforceability of any such Note, share of Series A Preferred Stock or this Agreement, any failure to enforce the provisions of any such Note, share of Series A Preferred Stock or this Agreement, any waiver, modification or indulgence granted to Ampex with respect thereto, by the Holder of such Note and/or share of Series A Preferred Stock, or any other circumstances which may otherwise constitute a legal or equitable discharge of a surety or guarantor.

(d) Each member of the Sherborne Group hereby waives diligence, presentment, filing of claims with a court in the event of merger or bankruptcy of Ampex, any right to require a proceeding first against Ampex, the benefit of discussion, protest or notice with respect to any such Note, share of Series A Preferred Stock or the indebtedness evidenced thereby and all demands whatsoever (except as specified above), and covenants that this Guarantee will not be discharged as to any such Note and/or share of Series A Preferred Stock except by payment in full of all amounts due with respect thereto. Each Guarantor further agrees that, as between such Guarantor, on the one hand, and Holders, on the other hand, (i) the maturity of the obligations guaranteed hereby may be accelerated for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (ii) in the event of any declarations of acceleration of such obligations, such obligations (whether or not due and payable) shall forthwith become due and payable by each Guarantor for the purpose of this Guarantee, subject to the Demand Requirements. The obligations of each Guarantor under this Agreement shall be joint and several.

(e) Notwithstanding the foregoing or any other provision of this Agreement, until the final repayment of all indebtedness of SGI and Buffalo Color, whether existing on November 22, 1994 or incurred thereafter, the liability of members of the Sherborne Group (including, without limitation, Buffalo Color), if any, to any member of the Hillside Group with respect to the Obligations, shall not exceed the amount such entity is, from time to time, permitted to incur pursuant to the Loan Document Limitations. Hillside hereby acknowledges that the ability of SGI, Buffalo Color and their subsidiaries to incur Obligations to the members of the Hillside Group is limited by the Loan Document Limitations.

Section 3.2. Execution of Guarantee. To evidence their joint and several liability to the Holders specified in Section 3.1, the members of the Sherborne Group hereby agree to execute the instrument substantially in the form attached hereto as Exhibit A-1 on each Note executed and delivered by Ampex and each Guarantor hereby agrees to execute the instrument substantially in the form attached hereto as Exhibit A-1 on each share of Series A Preferred Stock issued pursuant to Section 2.3. Each Guarantor hereby agrees that its Guarantee set forth in Section 3.1 shall remain in full force and effect notwithstanding any failure to endorse on each Note or share of Series A Preferred Stock a notation of such Guarantee. Each such Guarantee shall be signed on behalf of each Guarantor by its Chairman of the Board, President or Vice President, and such execution shall constitute due delivery of such Guarantee on behalf of such Guarantor. Such signatures upon the Guarantee may be manual or facsimile signatures and may be imprinted or otherwise reproduced on the Guarantee, and in case any officer who shall have signed the Guarantee shall cease to be an officer before the Note or share of Series A Preferred Stock on which such Guarantee is endorsed shall have been delivered by Ampex, such Note or Share of Series A Preferred Stock nevertheless may be delivered as though the person who signed the Guarantee had not ceased to be such officer of the Guarantor.

Section 3.3. Guarantors May Consolidate, Etc., on Certain Terms. Nothing contained in this Agreement or in any of the Notes shall prevent any consolidation or merger of a Guarantor with a corporation or corporations (whether or not a member of the Ampex Group or the Sherborne Group), or successive consolidations or mergers in which a Guarantor or its successor or successors shall be a party or parties; provided however, that, with the exception of the possible consolidation of, or merger between, Buffalo Color Corporation (or any successor thereto) and SGI, each Guarantor hereby covenants and agrees that it shall not consolidate or merge with or into any other member of the Ampex Group or the Sherborne Group if such other member is subject to Loan Document Limitations which would impair its ability to perform the Obligations of the Guarantor hereunder to a greater extent than the Loan Document Limitations to which the Guarantor is subject; and, provided further, that each Guarantor hereby covenants and agrees that upon any such consolidation or merger, the Guarantee endorsed on the Notes and shares of Series A Preferred Stock, and the due and punctual performance and observance of all of the covenants and conditions of this Agreement to be performed by such Guarantor, shall be expressly assumed (in the event that such Guarantor is not the surviving corporation in the merger), by supplemental agreement satisfactory in form to Hillside, executed and delivered to Hillside, by the surviving corporation or the corporation formed by such consolidation or merger. In addition, the Guarantor shall deliver to Hillside an Officer’s Certificate and an opinion of counsel, each stating that such merger or consolidation complies with this Section 3.3 and that all conditions precedent herein provided relating to such transaction have been satisfied. In the case of any such consolidation or merger, and upon the assumption by the successor corporation, by supplemental agreement, executed and delivered to Hillside and satisfactory in form to Hillside, of the Guarantee endorsed upon the Notes and the shares of Series A Preferred Stock and the due and punctual performance of all of the covenants and conditions of this Agreement to be performed by the Guarantor, such successor corporation shall succeed to and be substituted for the Guarantor, with the same effect as if it had been named herein as a Guarantor.

Such aforementioned successor corporation thereupon shall sign any or all of the Guarantees to be endorsed upon all of the Notes and the shares of Series A Preferred Stock issuable hereunder which theretofore shall not have been signed and delivered by the Issuer. All the Guarantees so issued shall in all respects have the same legal rank and benefit under this Agreement as the Guarantees theretofore and thereafter issued in accordance with the terms of this Agreement as though all of such Guarantees had been issued at the date of the execution hereof. Nothing in this Section 3.3 shall limit the effectiveness of Section 3.1.

Section 3.4. Subrogation. The Guarantors shall be subrogated to all rights of the Holder of each Note and share of Series A Preferred Stock issued pursuant to Section 2.3 against Ampex in respect of any amounts paid to the Holder by the Guarantors pursuant to the provisions of this Guarantee and upon full payment thereof such Note or share of Series A Preferred Stock, as the case may be, shall at the written request of the Guarantors be assigned to them; provided that the Guarantors shall not be entitled to enforce, or to receive any payments arising out of or based upon, such right of subrogation or assignment until the principal of and interest on all the Notes or amounts due and payable with respect to such Series A Preferred Stock, as the case may be, shall have been paid in full. If any amount shall be paid to any Guarantor in violation of the preceding sentence and the Notes and all amounts due and payable with respect to the Series A Preferred Stock shall not have been paid in full, such amount shall be deemed to have been paid to such Guarantor for the benefit of, and held in trust for the benefit of, the Holders of the Notes and shares of Series A Preferred Stock, as the case may be, and shall forthwith be paid to the Holders to be credited and applied upon the Notes and shares of Series A Preferred Stock, as the case may be.

ARTICLE IV.

COVENANTS

Section 4.1. Notice of Payment.

(a) Ampex hereby covenants that it shall direct the trustee of each Plan to provide notice in writing to Hillside, as soon as practicable, following receipt of a payment of a Required Contribution to either of the Plans.

(b) No later than sixty (60) days prior to the Quarterly Due Date with respect to each Plan, Ampex shall provide notice in writing to Hillside of Ampex’s ability and intention to make the Quarterly Contribution to such Plan on or before the Quarterly Due Date.

(c) No later than sixty (60) days prior to the Annual Due Date with respect to each Plan, Ampex will provide notice in writing to Hillside of Ampex’s ability and intention to make the Annual Contribution to such Plan on or before the Annual Due Date.

Section 4.2. Reports.

(a) With respect to each incorporated and unincorporated member of the Sherborne Group, SGI will provide, or cause to be provided, to Hillside (and any other member of the Hillside Group which is then a Holder) copies of each of the following:

(i) as soon as practicable, annual audited financial statements (income statement, balance sheet, statement of cash flow, statement of changes in shareholders’ equity and any accompanying notes thereto);

(ii) as soon as practicable, but in any event within sixty (60) days after the end of each of the first three fiscal quarters of each fiscal year, and within one hundred and twenty (120) days after the end of each fiscal year, unaudited consolidated and consolidating balance sheets of the parent entity in each Group and its significant domestic subsidiaries as of the end of the fiscal quarter, and the related unaudited consolidated and consolidating statements of income, shareholders’, equity and cash flows (or changes in financial position) for such quarter (and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter) or, in the case of the year-end information, for such fiscal year, and the corresponding figures as of the end of, and for, the corresponding period in the preceding fiscal year, together in each case with an appropriate Officer’s Certificate. To the extent that financial statements are not otherwise prepared for a Reporting Entity or any foreign subsidiary (whether or not incorporated) under Common Control with Ampex, the Reporting Entity or such foreign subsidiary shall provide the respective underlying trial balances for the applicable period;

(iii) as soon as practicable, monthly unaudited consolidated statements of income and related balance sheets of the parent entity in the Sherborne Group;

(iv) during the first quarter of each fiscal year, a financial forecast of income of the parent entity in the Sherborne Group for such fiscal year, prepared on an annual and a quarterly basis; and

(v) within thirty (30) days after the end of each Calendar Year, an organization chart displaying the members of the Sherborne Group and any entity of which 20% or more of the equity interest is owned in the aggregate by members of the Sherborne Group (a “20% Owned Entity”). Such chart shall indicate (separately as to each class of equity, including options and warrants, if any) the percentage ownership interest that members of the Sherborne Group have in each other, and in each 20% Owned Entity (as defined in the preceding sentence). Such chart shall be updated more often than annually if additional updating is necessary to keep Hillside reasonably informed of the current existing relationships.

(b) Each Reporting Entity and any foreign subsidiary (whether or not incorporated) under Common Control with Ampex covenants to provide to Hillside with reasonable promptness as many of the following reports as are within the control of the Reporting Entity or such foreign subsidiary: (i) SEC filings; (ii) projections for contributions for the next ten (10) years to be made available whenever prepared by the consulting actuary at the request of the Reporting Entity or any foreign subsidiary (whether or not incorporated) under Common Control with Ampex and in any event no less frequently than once every three (3) years; (iii) actuarial reports, participant data, Forms 5500 with Schedule B’s or SB’s and any other data reasonably requested by Hillside relating to the Plans; (iv) debt covenant compliance analyses furnished to lenders; (v) full monthly and annual reports or statements of the Master Trust in which one or both of the Plans participate; and (vi) copies of any reports or information submitted to the PBGC under the Joint Settlement Agreement. From time to time, upon Hillside’s request, the parent entity of the Sherborne Group will make available to Hillside the chief executive officer or chief financial officer of Sherborne to answer questions concerning the financial statements and other information furnished pursuant to subsection (a) above and this subsection (b).

(c) The members of the Hillside Group shall maintain all information furnished pursuant to this Section 4.2 in confidence; provided that the Hillside Group shall not be required to maintain information in confidence to the extent it (i) is or becomes publicly available other than as a result of a disclosure by the Hillside Group; (ii) becomes available to the members of the Hillside Group on a nonconfidential basis from a source other than the Sherborne Group or the PBGC, provided that such source is not known by Hillside to be subject to any prohibition against transmitting such information to the Hillside Group; (iii) is required by Applicable Law to be disclosed; (iv) pertains to a legal dispute (whether conducted in the form of litigation, arbitration or alternative dispute resolution procedures) between one or more members of the Hillside Group and one or more of members of the Ampex Group and/or Sherborne Group for a breach of, or to enforce the terms of, this Agreement; or (v) is disclosed to any person who controls, is controlled by or is under common control with Hillside, provided that such person agrees to be bound by the same confidentiality requirements, and subject to the same exceptions, as Hillside.

Section 4.3. Restrictions on Company Distributions. Without the prior approval of the Hillside Group, no member of the Sherborne Group shall make Company Distributions in excess of $500,000 in any fiscal year.

Section 4.4. Restrictions on Asset Sales. No member of the Sherborne Group shall sell or transfer (other than in the ordinary course of its business) any assets to any person other than a Non-Affiliate, without the prior written consent of Hillside; provided, however, that this Section 4.4 shall not apply to a sale or transfer of assets if the transaction is for fair market value (as determined in good faith by the Board of Directors of the seller or transferor, using any reasonable method of valuation), and written notice shall have been furnished to Hillside within thirty (30) days after such transaction, which notice shall include the nature of the assets, the identity of the purchaser or transferee and the fair market value of the assets and the basis for such determination.

Section 4.5. Grantor Trusts. During the period of the duration of the Joint Settlement Agreement, no member of the Sherborne Group shall transfer any amounts to a trust the assets of which are not available to creditors in the absence of the commencement of a bankruptcy proceeding.

Section 4.6. Notices, etc.

(a) Hillside will immediately advise Ampex and SGI of any notice (whether written or oral) of intent to terminate either of the Plans issued by Hillside or any member of the Hillside Group or received from the PBGC.

(b) SGI shall notify Hillside of any Company Distribution made in property (excluding cash and stock dividends) at least ten (10) days prior to the date on which the property is to be distributed. Such notice shall include (i) the nature of the property, (ii) the value of the property and (iii) the method by which the property was valued.

(c) In the event that a member of the Hillside Group has assumed a Plan, such member of the Hillside Group shall notify Ampex of its intention to make a contribution to the Plan at least ten (10) days prior to the date on which it will make a contribution to such Plan.

Section 4.7. Foreign Subsidiaries. No member of the Sherborne Group shall transfer cash to any foreign subsidiaries (including joint ventures and partnerships) in excess of amounts reasonably necessary, in the good faith judgment of their respective Boards of Directors, for the commercial and financial requirements of such subsidiaries. Domestic facilities of the members of the Sherborne Group shall not be relocated abroad except for commercial reasons as determined in good faith by the applicable Board of Directors. The members of the Sherborne Group shall not transfer ownership of domestic facilities to foreign subsidiaries. The members of the Sherborne Group shall use their best efforts to repatriate surplus cash not reasonably required for subsidiaries’ needs, to the extent legally permissible.

ARTICLE V.

INTENTIONALLY OMITTED

ARTICLE VI.

CONTROL OF INVESTMENT OF PLAN ASSETS

Section 6.1. Named Fiduciary.

(a) No further investment on behalf of any Plan shall be made in any security which would be considered an “employer security” under Section 407 of ERISA, with respect to Ampex (determined for this purpose as if each member of the Sherborne Group, but no member of the Hillside Group, is affiliated with Ampex).

(b) Park A.Q. Pension Management Inc., an affiliate of Hillside, shall be the sole named fiduciary with respect to investment and management of all of the assets of the Plans, other than any assets of the Plans consisting of “employer securities” under section 407 of ERISA, as to which United States Trust Company of New York shall be the sole named fiduciary with respect to investment and management; provided, however, that if all or any portion of such employer securities are disposed of by United States Trust Company of New York prior to, on or after the date of this Agreement the proceeds of such disposition shall be delivered to the HI01 cash account of the Ampex Retirement Master Trust and thereafter Park A.Q. Pension Management Inc. shall be the sole named fiduciary with respect to investment and management of all of the assets of the Plans except for any remaining employer securities held by United States Trust Company of New York. Park A.Q. Pension Management Inc. shall have the sole responsibility for all investment decisions, including appointing, retaining or removing investment managers and setting investment guidelines, with respect to all of the assets of the Plan as to which it acts as the named fiduciary. If Park A.Q. Pension Management, Inc. ceases for any reason to be the sole named fiduciary with respect to investment and management of the assets of the Plans as described in this clause (b), the investment guidelines on the investment of each Plan’s assets as established by Park A.Q. Pension Management, Inc. immediately prior to the date it ceases to be such sole named fiduciary shall be delivered in written form to Hillside and Ampex prior to such date, shall continue in full force and effect from and after such date and shall thereafter only be changed by Hillside. Hillside shall have the option, but not the obligation, to assume, or cause a member of the Limited Hillside Group to assume as Plan Sponsor and plan administrator, the Systems Plan and/or the Media Plan. Hillside shall indemnify (and shall pay all reasonable costs and expenses including attorney’s fees incurred by) the members of the Ampex Group and the Sherborne Group for any claim against any members of the Ampex Group or the Sherborne Group resulting from such member of the Limited Hillside Group’s actions with respect to investment management of assets of such Plan and , if Hillside elects to assume or cause another member of the Hillside Group to assume the Plans, resulting from the administration of the Plans, but not for any claims brought by any member of the Ampex Group or Sherborne Group (or AFC) which at the time of the claim controls, is controlled by or is under Common Control with another member of the Ampex Group or Sherborne Group.

(c) In the event that Hillside elects to assume, or cause another member of the Limited Hillside Group to assume, the Systems Plan and/or the Media Plan, the assets of each such Plan shall be withdrawn from the Master Trust and (i) if Hillside has not elected to assume or cause another member of the Limited Hillside Group to assume the Plan or Plans, such amount shall be transferred to a new trust which shall be established by Ampex for this purpose (with the same trustee as the Master Trust, or with such other trustee as Ampex may determine subject to the written consent of Hillside) or (ii) in the event Hillside has elected to assume, or cause another member of the Limited Hillside Group to assume, the Plan or Plans, such amount shall be transferred to a new trust which shall be established by Hillside (or such other Limited Hillside Group member) for this purpose. In allocating the assets of the Master Trust among the plans invested therein, all assets shall be allocated on a pro rata basis.

(d) In the event that Hillside or a member of the Limited Hillside Group assumes a Plan, thereafter Hillside shall provide, or cause such other member of the Limited Hillside Group to provide, Ampex with actuarial reports, projections for contributions, participant data and Forms 5500 with Schedule B’s or SB’s and any other data reasonably requested with respect to such assumed Plan.

(e) If on the later of (i) the date on which the Joint Settlement Agreement shall terminate and (ii) the date on which all Notes and other obligations hereunder have been satisfied in full, a member of the Limited Hillside Group is a Plan Sponsor, the employer of the participants in such Plan, or an entity which is under Common Control with such employer, shall have the right to assume said Plan.

ARTICLE VII.

CONTROL OVER PLANS

Section 7.1. Control Over Plans.

(a) Ampex (or any member of the Ampex Group that becomes Plan Sponsor) shall continue each of the Plans for the duration of the Joint Settlement Agreement unless (i) a member of the Limited Hillside Group assumes such Plan or (ii) such Plan becomes sufficiently funded to qualify for a Standard Termination in which case the then Plan Sponsor shall promptly provide the required notices (with copies to Hillside) for a Standard Termination and terminate such Plan at the earliest practicable date.

(b) No member of the Ampex Group shall (i) amend either of the Plans to resume accruals thereunder, (ii) adopt any other plan which is subject to Title IV of ERISA or (iii) enter into any transaction which would result in any member of the Ampex Group or AFC becoming jointly and severally liable for contributions to or termination liability for a plan subject to Title IV of ERISA.

(c) Ampex (or any member of the Ampex Group that becomes a Plan Sponsor) shall not apply for a Funding Waiver for either Plan without the advance written approval of Hillside.

(d) Ampex (or any member of the Ampex Group that becomes a Plan Sponsor) shall not permit any plan-to-plan transfers of either assets or liabilities from or to either of the Plans or any plan mergers involving either Plan as long as this Agreement is in effect without Hillside’s advance written approval which shall not be unreasonably withheld.

(e) Ampex (or any member of the Ampex Group that becomes a Plan Sponsor) to the extent permitted by Applicable Law shall not change either Plan’s actuary without the advance written approval of Hillside. If either Plan’s actuary proposes to change its actuarial methods or assumptions from those used in the January 1, 1994 actuarial reports attached to the Original Agreement as Exhibit C, such proposal shall first be submitted in writing to Hillside and if Hillside finds such changes to be unreasonable, then to the extent permitted by Applicable Law, Ampex will appoint a successor actuarial consultant acceptable to Ampex and to Hillside.

(f) Ampex (or any member of the Ampex Group that becomes a Plan Sponsor) shall, to the extent permitted by Applicable Law, comply with any request by Hillside to take any action with respect to a Plan in its role as Plan Sponsor, or to refrain from taking any action with respect to a Plan in its role as Plan Sponsor, including, but not limited to, (i) applying for a Funding Waiver and (ii) amending a Plan.

ARTICLE VIII.

REPRESENTATIONS AND WARRANTIES

Section 8.1. General Representations and Warranties. Each of the members of the Ampex Group and the Sherborne Group represents and warrants to Hillside, and each member of the Limited Hillside Group represents and warrants to Ampex and SGI, that it has full power and authority to enter into this Agreement and that this Agreement constitutes a legal, valid, and binding obligation of each of the members of the Ampex Group, the Sherborne Group and the Limited Hillside Group, as the case may be, enforceable against each of the members of the Ampex Group, the Sherborne Group and the Limited Hillside Group, as the case may be, in accordance with its terms.

Section 8.2. Additional Representations and Warranties. Each member of the Ampex Group and Sherborne Group represents and warrants to Hillside that:

(a) No Violation. As of the date of this Agreement, none of the execution or delivery by each member of the Ampex Group and the Sherborne Group of this Agreement or any other agreement or instrument contemplated hereby (i) will violate (A) any provision of Applicable Law, or the certificate of incorporation or bylaws (or similar governing documents) of such entity or (B) any indenture, agreement or other instrument to which any member of the Ampex Group or the Sherborne Group is a party or by which such entity or any of such entity’s property is bound, (ii) will conflict with or result in a breach of any of the terms, covenants, conditions or provisions of any such indenture, agreement or instrument, or constitute (with notice or lapse of time or both) a default thereunder, or result in the creation or imposition of (or the obligation to create or impose) any lien upon any property or assets of any member of the Ampex Group or the Sherborne Group pursuant to any such indenture, agreement or other instrument.

(b) True and Complete Disclosure, No Material Misstatements. All factual information provided herein or heretofore provided in connection with this Agreement was true and accurate in all material respects on the date as of which such information was dated or certified. All financial statements and projections concerning the Ampex Group and the Sherborne Group that are or have been made available to Hillside have been or will be prepared in good faith. There is no fact known to any entity in the Ampex Group or the Sherborne Group which could reasonably be expected to materially and adversely affect the business, operations, property, assets or condition (financial or otherwise) of the members of the Ampex Group or the Sherborne Group, taken as a whole, which has not been disclosed herein or in such other documents, certificates and statements furnished to Hillside or its advisors or otherwise made available to the public for use in connection with the transactions contemplated hereby.

Section 8.3. Additional Representations and Warranties of Ampex. Ampex hereby represents and warrants the following to Hillside:

(a) No Funding Waivers have been applied for or received with respect to the Plans; and

(b) The signatories to this Agreement and AFC, Xepma I Inc., Xepma IV Inc. and NHI are the only domestic entities under Common Control with Ampex or Ampex Media which have assets in excess of $10,000, except for any member of the Hillside Group which the PBGC asserts is under such Common Control.

ARTICLE IX.

GENERAL PROVISIONS

Section 9.1. Entire Agreement. This Agreement and the Exhibits hereto and the Joint Settlement Agreement and the exhibits thereto contain the entire and exclusive agreement and understanding of the parties and supersede all prior agreements, understandings, commitments and proposals, oral or written, between the parties relating to the subject matter hereof, and no other agreement or understanding exists except as expressly set forth herein. The parties agree that should a court be called upon to interpret any provision of this Agreement, previous drafts shall not be used by any party in any manner to support its interpretation of the meaning of this Agreement. Each party hereto and its counsel have reviewed this Agreement and have participated in its drafting and, accordingly, no party shall attempt to invoke the normal rule of construction to the effect that ambiguities are to be resolved against the drafting party in any interpretation of this Agreement.

Section 9.2. Governing Law and Jurisdiction.

(a) This Agreement shall be interpreted in accordance with and governed by the law of the State of New York (without regard to choice of law provisions), except to the extent preempted by Federal law.

(b) Each member of the Ampex Group hereby irrevocably appoints Ampex as its agent for service of process in respect of any action or proceeding with respect to any dispute arising under or pertaining to this Agreement.

(c) Each member of the Sherborne Group hereby irrevocably appoints SGI as its agent for service of process in respect of any action or proceeding with respect to any dispute arising or pertaining to this Agreement.

(d) Each member of the Limited Hillside Group hereby irrevocably appoints Hillside as its agent for service of process with respect to any action or proceeding with respect to any dispute arising under or pertaining to this Agreement.

(e) Any lawsuit or claim arising under or relating to this Agreement shall be brought in a United States District Court of competent jurisdiction or if no United States District Court has competent jurisdiction, then in the appropriate Court in the State of New York.

Section 9.3. Modifications. No provision of this Agreement (including the Exhibits hereto) may be modified or amended, except pursuant to an agreement entered into by Hillside, the members of the Ampex Group and the members of the Sherborne Group evidenced by written instruments signed by their authorized representatives and no provision of this Agreement may be waived except pursuant to a written instrument signed by the authorized representative of the waiving party.

Section 9.4. Notices. Any notice, consent, approval or other communication required or permitted under this Agreement shall be in writing and shall be delivered by hand or overnight courier service, sent by telefacsimile transmission or other wire transmission (with request for assurance of receipt in a manner customary for communications of such respective type), or by certified or registered mail, postage prepaid, and shall be deemed duly given when so delivered or sent by telefacsimile transmission or if sent by overnight courier service, on the first Business Day after dispatch by overnight courier, or if sent by certified or registered mail, five Business Days after the date of dispatch to the following respective addressees at the address or telefacsimile number set forth below:

To Ampex and members of the Ampex Group:

Ampex Corporation

1228 Douglas Avenue

Redwood City, California 94063-3177

Attn: Joel D. Talcott, Esq. General Counsel

Telefacsimile No.: (650) 367-4669

To members of the Sherborne Group:

Mr. Craig McKibben

135 E. 57th Street, 32nd Floor

New York, New York 10022

Telefacsimile No.: (212) 735-1001

To Hillside and members of the Hillside Group:

Hillside Capital Incorporated

405 Park Avenue

New York, New York 10022

Attention: Raymond F. Weldon

Telefacsimile No.: (212) 759-4831

with copies to:

Patterson Belknap Webb & Tyler, LLP

1133 Avenue of the Americas

New York, New York 10036-6710

Attention: Jeffrey E. LaGueux, Esq.

Telefacsimile No: (212) 336-2222

or to such other entities or addresses as any entity entitled to notice hereunder may from time to time designate by notice in accordance with this Section 9.4 to the other party or parties. If the effective date of notice shall fall upon a day that is not a Business Day, notice shall not be deemed effective until the next Business Day.

Section 9.5. No Waiver. No failure of any party to this Agreement to enforce at any time any of the provisions of this Agreement or to exercise any option under this Agreement and no course of dealing between or among any member of the Ampex Group, the Hillside Group and/or, the Sherborne Group shall be construed to be a waiver of any such provision or option, or shall in any way affect the validity of this Agreement or the right of any party to enforce each and every one of its provisions or options.

Section 9.6. Benefits. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Wherever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to refer to and include the permitted successors and assigns of such party, and all covenants, promises and agreements by or on behalf of any party that are contained in this Agreement shall bind and inure to the benefit of their respective permitted successors and assigns.

Section 9.7. Execution. This Agreement may be executed in any number of identical counterparts, each of which shall be an original as against the party who signed it, and all of which together shall constitute one and the same instrument. No party to this Agreement shall be bound by this Agreement until a counterpart has been executed by or on behalf of each party hereto.

Section 9.8. Captions. The captions to the several Articles and Sections of this Agreement and the table of contents have been inserted for convenience of reference only and shall not in any way affect the meaning or construction of any provision of this Agreement.

Section 9.9. Severability. Any provision of this Agreement that shall be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereto.

Section 9.10. Survival. The obligations, agreements, indemnities, representations, and warranties contained in this Agreement shall not be affected by and shall survive and shall continue in effect following the execution and delivery of this Agreement and shall be and continue in effect notwithstanding any waiver of compliance with any of the terms, provisions, or conditions of this Agreement.

Section 9.11. Termination. If Ampex is the Plan Sponsor of any Plan which has not terminated, this Agreement shall terminate, upon the later of (i) the date on which the Joint Settlement Agreement shall terminate, and (ii) the date on which all Notes and other obligations hereunder have been satisfied in full.

Section 9.12. Deductions. Nothing in this Agreement shall limit any party to claim a deduction for, and to expense, any contribution to the Plans as it in its sole discretion deems appropriate.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

AMPEX GROUP: AMPEX CORPORATION

By:	/s/ Joel D. Talcott
Name: Joel D. Talcott
Title: General Counsel & Secretary
Telephone No: (650) 367-3330
Fax No: (650) 367-3440

AMPEX DATA SYSTEMS CORPORATION

By:	/s/ Joel D. Talcott
Name: Joel D. Talcott
Title: General Counsel & Secretary
Telephone No: (650) 367-3330
Fax No: (650) 367-3440

AMPEX FINANCE CORPORATION

By:	/s/ Joel D. Talcott
Name: Joel D. Talcott
Title: General Counsel & Secretary
Telephone No: (650) 367-3330
Fax No: (650) 367-3440

AMPEX INTERNATIONAL SALES CORPORATION

By:	/s/ Joel D. Talcott
Name: Joel D. Talcott Title: General Counsel & Secretary Telephone No: (650) 367-3330 Fax No: (650) 367-3440

LIMITED HILLSIDE GROUP: HILLSIDE CAPITAL INCORPORATED

By:	/s/ Raymond F. Weldon
Name: Raymond F. Weldon Title: Managing Director Telephone No: (212) 935-6090 Fax No: (212) 759-4831

BROOKSIDE INTERNATIONAL INCORPORATED

By:	/s/ Raymond F. Weldon
Name: Raymond F. Weldon Title: Managing Director Telephone No: (212) 935-6090 Fax No: (212) 759-4831

BROOKSIDE INTERNATIONAL LLC

By Cliffdale Advisors, Inc., its Manager

By:	/s/ Raymond F. Weldon
Name: Raymond F. Weldon Title: Managing Director Telephone No: (212) 935-6090 Fax No: (212) 759-4831

SHERBORNE GROUP: NEWHILL PARTNERS, L.P.

By: Sherborne & Company, Inc., General Partner

By:	/s/ Craig L. McKibben
Name: Craig L. McKibben Title: VP Telephone No: (212) 759-6301 Fax No:

SHERBORNE HOLDINGS INCORPORATED

By:	/s/ Craig L. McKibben
Name: Craig L. McKibben Title: VP Telephone No: (212) 759-6301 Fax No:

NH BOND CORP.

By:	/s/ Craig L. McKibben
Name: Craig L. McKibben Title: President Telephone No: (212) 759-6301 Fax No:

XEPMA II INC.

By:	/s/ Craig L. McKibben
Name: Craig L. McKibben Title: VP Telephone No: (212) 759-6301 Fax No:

XEPMA III INC.

By:	/s/ Craig L. McKibben
Name: Craig L. McKibben Title: VP Telephone No: (212) 759-6301 Fax No: